UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2016 (March 3, 2016)

AQUENTIUM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23402	11-2863244
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20743 VACATION DRIVE

CANYON LAKE, CA 92587

(Address of principal executive offices) (Zip Code)

Registrants' telephone number, including area code: (951) 383-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

FORMATION OF WHOLLY OWNED SUBSIDAIRY

On March 3, 2016, AQUENTIUM, INC. formed a wholly owned subsidiary named L3 MEDICAL, INC.

L3 MEDICAL, INC. was created for the purpose owning and operating numerous health care clinics in the United States. The L3 MEDICAL healthcare clinics will be focused on utilizing low level laser therapy for individuals suffering from body pain.

L.A.S.E.R. (Light Amplification by Stimulated Emission of Radiation) is a name for a type of intense radiation of the light spectrum. A laser is a beam of light in which high energies can be concentrated. Laser light has unique physical properties, which other types of light do not have. These are coherence and monochromaticity. These are what makes laser light is so effective compared to other kinds of light in the field of pain reduction and healing.

Laser therapy (also known as phototherapy and low level laser therapy) involves the application of low power coherent light to injuries and lesions to stimulate healing and reduce pain. It is used to increase the speed, quality and strength of tissue repair, resolve inflammation and give pain relief.

Laser therapy has been found to offer superior healing and pain relieving effects compared to other electrotherapeutic modalities such as ultrasound, especially in dealing with chronic problems and in the early stages of acute injuries. Laser therapy is a complete system of treating muscle, tendon, ligament, connective tissue, bone, nerve, and dermal tissues in a non-invasive, drug-free modality.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AQUENTIUM, INC.

Dated: March 7, 2016	By:	/s/ Mark Taggatz
Name: Mark Taggatz
Title: President